SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2001

LITTLEFIELD CORPORATION.
(exact name of registrant as specified in its charter)

Delaware	1-13530	74-2723809
(State or other jurisdiction of incorporation)	(Commissions File Number)	I.R.S. Employer Identification Number)

2501 North Lamar Blvd., Austin, Texas	78705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 476-5141

(Former name or former address, if changed since last report.) NA

Item 5. - Other Events.

On July 17, 2001, the purchase of DEMCO, Ltd., dba, Premiere Party Rental, was completed for a total purchase price of $1,700,000. A cash payment of $700,000 was made to the seller, with the rest of the purchase price achieved through two seller notes, each for $500,000. The purchase was accomplished through Littlefield Corporation's wholly owned subsidiary, Littlefield Hospitality, and was merged with the tent rental business, Austin Tents & Events, a company that was purchased in November of 2000.

Item 7. - Exhibits.

Exhibit 1: Press Release dated February 24, 2001.

Littlefield Corporation Announces the Purchase of Premiere Party Rentals

Littlefield Corporation (NASDAQ Sm Cap - LTFD, www.littlefield.com) announces that it has purchased Austin, Texas based Premiere Party Rentals.

Premiere is a 7-year old well-established company and is the second largest such company in the marketplace. Premiere has enjoyed a close working relationship with Littlefield Hospitality's recently acquired Tents & Events. Premiere Party Rentals and Tents & Events will merge their operations while maintaining separate branded identities.

The transaction is valued at $1,700,000 and was valued at an adjusted trailing cash flow multiple of approximately 3.9. Further improvements in financial performance are anticipated by virtue of meaningful merger efficiencies and immediate growth opportunities.

The purchase price will be paid in a combination of cash and seller-financing resulting in a theoretical leveraged return on the Company's invested equity of in excess of 50% after the payment of acquisition related interest expenses.

The merger of the two hospitality rental companies is a logical combination as they have collaborated on events in the past by renting from and to each other. In addition, Tents & Events employs primarily outside sales while Premiere employs primarily inside sales efforts. There is a good management and operational fit. Administrative efficiencies and those derived from being co-located are substantial.

Littlefield Corporation, acting in its capacity as a holding company to support its operating company subsidiaries, will take over the strategic planning, accounting, finance, marketing and human relations responsibilities for the merged entity freeing its managers to grow the business. The combined management talent of Premier and Tents & Events is capable of growing and managing a substantially larger enterprise. Littlefield Hospitality will install and utilize a sophisticated contact management system to drive positive growth from existing and targeted customers.

Gary Stansberry and Fred Hageman of Hageman, Stansberry and Associates of Arlington, Texas and Cameron Park, California represented Premiere in the transaction. Hageman, Stansberry is a professional business brokerage firm specializing in the rental industry.

Jeffrey L Minch, the President and Chief Executive Officer of Littlefield Corporation, had the following comments:

"The acquisition of Premiere Party Rental is a perfect strategic fit for Littlefield Hospitality. In addition to acquiring a great well-established company, we will have a management team that will form the nucleus of a growing enterprise capable of serving a larger trade area.

This acquisition is a wonderful example of our Adventure-lessTM Capital concept that entails the acquisition of established "old economy" companies with substantial cash flows within a particular strategic investment focus and the enhancement of operations and financial performance by the deployment of financial leverage, operational technology and merger efficiencies while simultaneously relieving line managers of the non-mission critical administrative chores of running a business enabling them to focus exclusively on growing their business unit through exquisite customer identification, service and satisfaction.

We are currently pursuing other acquisitions in this exciting, lucrative and overlooked business space. This is a long-term strategic investment and I am confident that we will look back from the future and understand how strategic this acquisition really was for our Company.

I also like this strategic focus because it is a fragmented industry with obvious consolidation prospects almost devoid of the type of regulatory risks that are prevalent in our other businesses and is in many respects counter cyclical in its seasonal cash flow."

Littlefield Corporation, which is in the second year of a 2-year turnaround effort, operates a holding company that oversees its investment in four businesses:

Littlefield Entertainment is the largest public owner of charitable bingo halls in the United States and operates bingo halls in Alabama, South Carolina and Texas. It is currently developing a new bingo hall in Montgomery, Alabama and has several other development and acquisition opportunities under consideration.

Littlefield Amusements operates amusement arcades in Alabama and is deploying approximately 500 such amusement machines. It currently operates four locations.

Littlefield Hospitality is an event coordination company that has been recently built around the acquisition of Austin, Texas based Tents & Events and the subject of this press release, Premiere Party Rentals.

Littlefield Real Estate is a fledgling company that is engaged in the renovation of a shopping center in West Columbia, South Carolina and the acquisition of similar properties - related to the Company's bingo operations.

Littlefield Corporation provides holding company support to its operating business units and seeks to acquire "old economy" companies in accordance with its Adventure-less CapitalTM concept.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.